Exhibit 8

                                                                   June 8, 1998




HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, NJ   07430

IBS Financial Corp.
1909 East Route 70
Cherry Hill, NJ   08003

Ladies and Gentlemen:

         We have acted as special counsel in connection with the planned merger (the "Merger") of IBS Financial Corp., a New Jersey corporation and registered savings and loan holding company ("IBSF"), with and into HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of March 31, 1998, by and among HUBCO, Hudson United Bank, a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of HUBCO (the "Bank"), IBSF, and Inter-Boro Savings and Loan Association, a New Jersey state-chartered savings and loan association and wholly-owned subsidiary of IBSF (the "Association"). Immediately following the Merger, the Association shall be merged with and into the Bank (the "Bank Merger") in accordance with the provisions of the New Jersey Banking Act of 1948, as amended. Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

         We have assumed with your consent that:

         (a) the Merger will be effected in accordance with the Agreement, and

         (b) the representations contained in the letters of representation from IBSF and HUBCO to us dated June 4, 1998 will be true at the Effective Time.

         On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

                  (i) no gain or loss will be recognized for federal income tax purposes by IBSF stockholders upon the exchange in the Merger of shares of IBSF stock solely for HUBCO stock (except with respect to cash received in lieu of a fractional share interest in HUBCO stock);

                  (ii) the basis of HUBCO stock received in the Merger by IBSF stockholders (including the basis of any fractional share interest in HUBCO stock) will be the same as the basis of the shares of IBSF stock surrendered in exchange therefor;

                  (iii) the holding period of HUBCO stock received in the Merger by IBSF stockholders (including the holding period of any fractional share interest in HUBCO stock) will include the holding period during which the shares of IBSF stock surrendered in exchange therefor were held by the IBSF stockholder, provided such shares of IBSF stock were held as capital assets; and

                  (iv) cash received by a holder of IBSF stock in lieu of a fractional share interest in HUBCO stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the IBSF stock allocable to the fractional share interest.

         The tax consequences described above may not be applicable to IBSF stockholders that acquired the stock of IBSF pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold IBSF stock as part of a "straddle" or "conversion transaction", or that are insurance companies, securities dealers, financial institutions or foreign persons.

         We hereby consent to the reference to us under the heading "THE PROPOSED MERGER -- Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,


                                                PITNEY, HARDIN, KIPP & SZUCH